UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 17, 2009

eRoomSystem Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-31037	87-0540713
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1072 Madison Ave., Lakewood, NJ	08701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(732) 730-0116

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1

Item 1.01	Entry into a Material Definitive Agreement.

On June 17, 2009, eFridge, LLC, (“eFridge”),  a wholly-owned subsidiary of eRoomSystem Technologies, Inc. (the “Registrant”) entered into a purchase and sale agreement (the “Agreement”) with CardinalPointe Capital Group, LLC, a Connecticut limited liability company, (“CPC”).  Pursuant to the terms of the Agreement, eFridge has purchased certain assets (“Acquired Assets”) owned by CPC that were acquired by CPC from Kooltech SPE, LLC (“SPE”).   The Acquired Assets secured a loan made to SPE by CPC and were acquired by CPC as a result of a default of such loan.  The Acquired Assets consist of all equipment and tangible personal property of any nature owned or leased by SPE, including mini-bars and spa baskets, whether held in inventory or installed in hotels.

In addition to eFridge’s purchase of the Acquired Assets, CPC assigned certain contractual rights to eFridge under agreements referred to as the Friedland Agreement and the Talansky Agreement.

The total purchase price for the Acquired Assets and the assignment of the Friedland Agreement and the Talansky Agreement is to be paid on a monthly basis and amounts to 30% of eFridge’s EBITDA and 30% of eFridge’s New Equipment Cash Flow as defined in the Agreement.

The Agreement also provides that eFridge or the Registrant (or their affiliates) will make certain payments to CPC if eFridge or the Registrant (or their affiliates) purchase additional SPE related equipment.

The Agreement also provides that eFridge will retain David Friedland as a consultant for a period of 12 months for a monthly fee of $2,000 per month.

The Agreement also provides that eFridge may buy out CPC’ rights to payment under the Agreement subject to terms and conditions set forth in the Agreement.

The foregoing descriptions of the Agreement are qualified in their entirety by reference to the Purchase and Sale Agreement, copies of which are attached hereto as Exhibits 10.81, and incorporated herein by reference.

Section 9

Item 9.01	Financial Statements and Exhibits.

The following are filed as exhibits to this Current Report on Form 8-K.

10.81.	Purchase and Sale Agreement between eFridge, LLC and CardinalPointe Capital Group, LLC dated July 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eRoomSystem Technologies, Inc.
(Registrant)

Date: June 17, 2009	By:	/s/ David A. Gestetner
	Name:	David A. Gestetner
	Title:	President, Chief Executive Officer, Secretary, and Chariman of the Board
(Principal Executive, Financial, and Accounting Officer)